Promissory Note

RECITATIONS:

Date: July 20, 2005

Borrower: Next, Inc.

Borrower’s Address: 7625 Hamilton Park Drive, Chattanooga, TN 37421

Payee: Next Investors LLC

Place for Payment: 7625 Hamilton Park Drive, Chattanooga, TN 37421

Principal Amount: $500,000

Term: Due in full Full, November 28, 2005

Payments: one payment on November 28, 2005

INTEREST RATE 7.25% per annum

PAYMENT TERMS.  This Note is due and payable as follows, to-wit:  one payments of $513,109.58 principal and interest.

BORROWER’S PRE-PAYMENT RIGHT.  Borrower reserves the right to prepay this Note in whole or in part, prior to maturity, without penalty.

PLACE FOR PAYMENT.  Borrower promises to pay to the order of Payee at the place for payment and according to the terms for payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

DEFAULT AND ACCELERATION CLAUSE.  If Borrower defaults in the payment of this Note or in the performance of any obligation, and the default continues after Payee gives Borrower notice of the default and the time within which it must be cured, as may be required by law or written agreement, then Payee may declare the unpaid principal balance and earned interest on this Note immediately due.  Borrower and each surety, endorser, and guarantor waive all demands for payment, presentation for payment, notices of intentions to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

INTEREST ON PAST DUE INSTALLMENTS AND CHARGES.  All past due installments of principal and/or interest and/or all other past-due incurred charges shall bear interest after maturity at the maximum amount of interest permitted by the Laws of the State of Tennessee until paid.

INTEREST.  Interest on this debt evidenced by this Note shall not exceed the maximum amount of non-usurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of the maximum shall be credited on the principal of the debt or, if that has been paid, refunded.  On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded.  This provision overrides other provisions in this instrument (and any other instruments) concerning this debt.

FORM OF PAYMENT.  Any check, draft, Money Order, or other instrument given in payment of all or any portion hereof may be accepted by the holder and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of the holder hereof except to the extent that actual cash proceeds of such instruments are unconditionally received by the payee and applied to this indebtedness in the manner elsewhere herein provided.

ATTORNEY’S FEES.  If this Note is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Borrower shall pay Payee all costs of collection and enforcement, including reasonable attorney fees and court costs in addition to other amounts due.

SEVERABILITY.  If any provision of this Note or the application thereof shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of the provision to other persons, entities or circumstances shall be affected thereby, but instead shall be enforced to the maximum extent permitted by law.

BINDING EFFECT.  The covenants, obligations and conditions herein contained shall be binding on and inure to the benefit of the heirs, legal representatives, and assigns of the parties hereto.

DESCRIPTIVE HEADINGS.  The descriptive headings used herein are for convenience of reference only and they are not intended to have any effect whatsoever in determining the rights or obligations under this Note.

GOVERNING LAW.  This Note shall be governed, construed and interpreted by, through and under the Laws of the State of Tennessee.

Borrower is responsible for all obligations represented by this Note.

EXECUTED this 20th day of July, 2005.

/s/ Charles L. Thompson

Charles L. Thompson, CFO Next, Inc